Exhibit 99.1


       Ark Restaurants Announces Financial Results for the Fourth Quarter and Full Year 2006 and Declares Special and Regular Dividend


     NEW YORK--(BUSINESS WIRE)--Dec. 20, 2006--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the fourth quarter and full year ended September 30, 2006 and declared a $3.00 special and its regular dividend.

     On December 1, 2006, the Company sold its Lutece and Tsunami facilities at the Venetian Casino Resort for an aggregate of $14 Million. As of December 19, 2006, the Company had approximately $24 Million in cash and no long-term debt.

     The Company's Board of Directors, therefore, declared a special dividend of $3.00 per share in addition to its regular quarterly dividend of 35 cents per share on the Company's common stock to be paid on February 1, 2007 to shareholders of record at the close of business on January 24, 2007.

     Michael Weinstein, Chairman, President and CEO of Ark Restaurants Corp., stated "Due to the financial benefit received by the Company from the sale of our Lutece and Tsunami facilities at the Venetian Casino Resort, the Company decided to return a portion of the proceeds from the sale to its shareholders."

     EBITDA from continuing operations before stock option expense for the three-month period ended September 30, 2006 was $3,737,000 versus $4,022,000 during the same three-month period last year. The Company's income from continuing operations for the three-month period ended September 30, 2006 was $1,826,000, or $0.52 per share ($0.51 per diluted share), as compared to $2,244,000, or $0.65 per share ($0.63 per diluted share), for the same three-month period last year. Income from continuing operations for the three months ended September 30, 2006 was negatively impacted by a $128,000 after-tax option expense, or $0.04 per share, with regard to the Company's share-based compensation plan. Without this expense, income from continuing operations for the three-month period ended September 30, 2006 would have been $1,954,000, or $0.56 per share ($0.55 per diluted share).

     Total revenues from continuing operations for the three-month period ended September 30, 2006 were $30,648,000 versus $30,520,000 in the three months ended October 1, 2005. The increase in revenues as compared to the same period last year was primarily due to the opening of the Company's Gallagher's Steakhouse and Luna Lounge in Atlantic City, New Jersey. Compared to the same three month period last year, same store sales in the Company's New York City operations increased by 0.3%, same store sales in the Company's Las Vegas operations decreased by 1.4% and same store sales in the Company's Washington D.C. operations decreased by 15.5%. Compared to the same three month period last year, Company-wide same store sales decreased by 2.8%. Although the Company does not consolidate the sales or the financial results of the Company's managed Florida casino operations (the Company derives income from a management fee arrangement in part based on sales), same store sales at the Company's Florida operations increased by 14.5% compared to the same three month period last year. Sales at the Company's Florida operations totaled $2,644,000 during the three month period ended September 30, 2006. Sales from the Company's Las Vegas operations represented 46.9% of the Company's total sales during the three-month period ended September 30, 2006.

     For the year ended September 30, 2006, EBITDA from continuing operations before stock option expense was $12,498,000 versus $12,886,000 in fiscal 2005. The Company's income from continuing operations for the year ended September 30, 2006 was $5,687,000, or $1.64 per share ($1.60 per diluted share), as compared to $6,810,000, or $1.98 per share ($1.92 per diluted share), last year. Income from continuing operations for the year ended September 30, 2006 was negatively impacted by a $500,000 after-tax option expense, or $0.14 per share, with regard to the Company's share-based compensation plan. Without this expense, income from continuing operations for the year ended September 30, 2006 would have been $6,187,000, or $1.78 per share ($1.74 per diluted share).

     Total revenues from continuing operations for fiscal 2006 were $115,969,000 versus $113,237,000 in fiscal 2005. The increase in revenues as compared to last year was due to the opening of the Company's Gallagher's Steakhouse and Luna Lounge in Atlantic City, New Jersey. Compared to last year, same store sales in the Company's New York City operations increased by 5.8%, same store sales in the Company's Las Vegas operations decreased by 0.1% and same store sales in the Company's Washington D.C. operations decreased by 7.6%. Compared to last year, Company-wide same store sales increased by 0.2%. Same store sales at the Company's Florida operations increased by 18.4% compared to last year. Sales at the Company's Florida operations totaled $10,469,000 during the year ended September 30, 2006. Sales from the Company's Las Vegas operations represented 50.9% of the Company's total sales during the year September 30, 2006.

     In September 2006, the Company entered into an agreement to lease restaurant space at the new Planet Hollywood Resort and Casino in Las Vegas, Nevada, and entered into an agreement to purchase the restaurant known as the Durgin Park Restaurant and the Black Horse Tavern in Boston, Massachusetts.

     Ark Restaurants owns and operates 24 restaurants and bars, 25 fast food concepts, catering operations and wholesale and retail bakeries. Eight restaurants are located in New York City, four are located in Washington, D.C., eight are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey and three are located at the Foxwoods Resort Casino in Ledyard, Connecticut. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; three restaurants and bars within the Venetian Casino Resort as well as three food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and eight fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino.

     The Company will hold a conference call for investors and analysts to discuss financial results for the fourth quarter and year ended September 30, 2006 on Friday, December 22, 2006 at 11:00 a.m. Eastern Time.


         The dial-in numbers to participate in the conference call are:

                           Toll-Free - 1-888-344-1107

                       Toll/International - 1-973-582-2859


     The Company will also broadcast its conference call over the Internet. To access the broadcast, please visit http://www.viavid.net. A replay of the broadcast will be available within one hour of the call, and will be available for 72 hours. The dial-in telephone numbers for the replay are:



                           Toll-Free - 1-877-519-4471

                       Toll/International - 1-973-341-3080

                           Replay Pin Number - 8254118


     Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



ARK RESTAURANTS CORP.
Condensed Consolidated Income Statement
For the 13 and 52 week periods ended September 30, 2006
and October 1, 2005
(In Thousands, Except per share amounts)
----------------------------------------------------------------------


                                13 weeks  13 weeks 52 weeks  52 weeks
                                 ended     ended    ended     ended

                                Sept. 30, Oct. 1,  Sept. 30, Oct. 1,
                                   2006     2005      2006      2005
                                --------- -------- --------- ---------

TOTAL REVENUES                   $30,648  $30,520  $115,969  $113,237

COST AND EXPENSES:

Food and beverage cost of sales    7,899    7,548    29,376    28,591
Payroll expenses                   9,657    9,247    37,418    35,550
Occupancy expenses                 4,060    4,331    16,683    16,095
Other operating costs and
 expenses                          3,831    3,749    14,224    13,469
General and administrative
 expenses                          1,796    1,863     7,231     7,318
Depreciation and amortization
 expenses                            900      895     3,321     3,104
                                --------- -------- --------- ---------

  Total costs and expenses        28,143   27,633   108,253   104,127
                                --------- -------- --------- ---------

OPERATING INCOME                   2,505    2,887     7,716     9,110
                                --------- -------- --------- ---------

OTHER INCOME:

Interest income                       11       17        82        76
Other income                         145      240       713       672
                                --------- -------- --------- ---------
  Total other income                 156      257       795       748
                                --------- -------- --------- ---------

Income from continuing
 operations before income taxes    2,661    3,144     8,511     9,858

Provision for income taxes           835      900     2,824     3,048
                                --------- -------- --------- ---------

Income from continuing
 operations                        1,826    2,244     5,687     6,810
                                --------- -------- --------- ---------

DISCONTINUED OPERATIONS:
Loss from operations of
 discontinued restaurants            222     (326)     (699)     (333)

Benefit for income taxes              81     (101)     (232)     (103)
                                --------- -------- --------- ---------

Loss from discontinued
 operations                          141     (225)     (467)     (230)
                                --------- -------- --------- ---------

NET INCOME                       $ 1,967  $ 2,019  $  5,220  $  6,580
                                ========= ======== ========= =========

PER SHARE INFORMATION - BASIC
 AND DILUTED:

Continuing operations basic      $   .52  $   .65  $   1.64  $   1.98
Discontinued operations basic    $   .04  $  (.07) $   (.14) $   (.06)
                                --------- -------- --------- ---------
Net basic                        $   .56  $   .58  $   1.50  $   1.92
                                ========= ======== ========= =========

Continuing operations diluted    $   .51  $   .63  $   1.60  $   1.92
Discontinued operations diluted  $   .04  $  (.06) $   (.13) $   (.07)
                                --------- -------- --------- ---------
Net diluted                      $   .55  $   .57  $   1.47  $   1.85
                                ========= ======== ========= =========


WEIGHTED AVERAGE NUMBER OF
 SHARES-BASIC                      3,499    3,459     3,472     3,436
                                ========= ======== ========= =========

WEIGHTED AVERAGE NUMBER OF
 SHARES-DILUTED                    3,552    3,553     3,548     3,555
                                ========= ======== ========= =========

Continuing Operations EBITDA
 Reconciliation
Pre tax earnings                 $ 2,661  $ 3,144  $  8,511  $  9,858
Depreciation and amortization        900      895     3,321     3,104
Interest                             (11)     (17)      (82)      (76)
                                --------- -------- --------- ---------
EBITDA (a)                       $ 3,550  $ 4,022  $ 11,750  $ 12,886
                                ========= ======== ========= =========

Continuing Operations EBITDA
 adjusted for
non-cash stock option expense
EBITDA (as defined) (a)          $ 3,550  $ 4,022  $ 11,750  $ 12,886
Non-cash stock option expense        187        -       748         -
                                --------- -------- --------- ---------
EBITDA adjusted for non-cash
 stock option expense            $ 3,737  $ 4,022  $ 12,498  $ 12,886
                                ========= ======== ========= =========

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.



     CONTACT: Ark Restaurants Corp.
              Robert Towers, 212-206-8800
              bob@arkrestaurants.com